Exhibit 23.2

                       [LETTERHEAD OF ANTON & CHIA, LLP]


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Annona Energy, Inc. (An Exploration Stage Company):

We consent to the inclusion in the foregoing Registration Statement on Form S-1/A of our report dated March 22, 2013, relating to our audit of the balance sheet of Annona Energy, Inc. as of December 31, 2012, and the related statement of operations, changes in stockholders' equity, and cash flows for the period from October 22, 2012 (Inception) through December 31, 2012. Our report dated March 21, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.


/s/ Anton & Chia, LLP
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Newport Beach, California

June 27, 2013